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                                                                      Exhibit 21

                       SUBSIDIARIES OF THE REGISTRANT(1)

(1) The names of consolidated subsidiaries in the wireless multichannel video programming distribution business (8 of which operate in the United States and none of which operate in foreign jurisdictions) have been omitted.